Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL AND FIRST QUARTER SALES RESULTS;

Updates Earnings Guidance for First Quarter to a Range of $.41 - $.45 per Share,

Updates Full Year Guidance for 2009 to a Range of $2.42 - $2.52 per Share

NATICK, MA – May 7, 2009 – BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for April 2009 decreased by 3.2% to $719.0 million from $743.1 million in April 2008. On a comparable club basis, sales decreased by 4.9% for the month of April 2009, including a negative impact from sales of gasoline of 10.4%. Excluding the impact of gasoline sales, merchandise comparable club sales increased by 5.5%. Due to the timing of Easter, the April sales period included 27 days of sales in 2009 versus 28 days last year. This calendar shift had a negative impact on comparable club sales of approximately 2.0% to 2.5%.

For the month of April 2008, comparable club sales increased by 17.8%, including a contribution from sales of gasoline of 5.5%. Due to the timing of Easter, the April 2008 sales period included 28 days of sales versus 27 days in 2007. This calendar shift had a positive impact on comparable club sales of approximately 4.0% in 2008.

For the first quarter of 2009, net sales increased by 0.3% to $2.26 billion from $2.25 billion for the first quarter of 2008. Comparable club sales decreased by 1.5% for the first quarter of 2009, including a negative impact from sales of gasoline of 9.0%. Excluding the negative impact from sales of gasoline, merchandise comparable club sales increased by 7.5% for the first quarter of 2009. For the first quarter of 2008, comparable club sales increased by 9.6%, including a contribution from sales of gasoline of 3.9%.

	Four Weeks Ended May 2, 2009	Thirteen Weeks Ended May 2, 2009
Merchandise comparable club sales	5.5%	7.5%
Impact of gasoline sales	(10.4)%	(9.0)%
Comparable club sales	(4.9)%	(1.5)%

Sales Results for April 2009

($ in thousands)

Four Weeks Ended		% Change
May 2, 2009	May 3, 2008	Net Sales	Comp. Sales
$718,965	$743,096	(3.2)%	(4.9)%

Sales Results for the First Quarter

($ in thousands)

Thirteen Weeks Ended		% Change
May 2, 2009	May 3, 2008	Net Sales	Comp. Sales
$2,258,814	$2,253,128	0.3%	(1.5)%

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BJ’s Wholesale Club

May 7, 2009

The Company provided the following additional information regarding comparable club sales:

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Sales results by week reflected the calendar shift in the Easter holiday. Merchandise comparable club sales, excluding gasoline, increased in weeks one, three and four, with the strongest increase in week one, and decreased in week two.

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The Metro New York region had the highest comparable club sales increase and the Upstate New York and Southeast regions had the largest decreases. However, excluding the negative impact of gasoline, merchandise comparable club sales increased in all regions.

•	Excluding sales of gasoline, traffic increased by approximately 5% versus last year. The average transaction amount was approximately flat to last year.

•	Sales of food increased by approximately 7% and general merchandise sales increased by about 3%.

•

Departments with the strongest sales increases compared to last year included air conditioners, breakfast needs, candy, computers, dairy, deli, health & beauty, meat, frozen, household chemicals, ice cream, paper products, pet foods, prepared foods, produce, small appliances and televisions. Weaker departments versus last year included automotive and tools, electronics, jewelry, sporting goods and summer seasonal.

Revised Earnings Guidance for First Quarter and Full Year

The Company today also announced revised earnings guidance for the first quarter (ended May 2, 2009) and full year (ending January 30, 2010). Based on higher than expected merchandise sales and margins for the first three months of the fiscal year, the Company now expects to report earnings per diluted share in the range of $0.41 to $0.45 for the first quarter. Previous guidance was in the range of $0.29 to $0.33 per diluted share. For the full year ending January 30, 2010, the Company now expects to report earnings per diluted share in the range of $2.42 to $2.52 compared to previous guidance of $2.26 to $2.36.

BJ’s President and CEO Laura Sen said, “During the first quarter, our members continued to respond very positively to both our tremendous values and to the merchandise and operational improvements in the clubs. While we started off the year with very strong sales and margins and hope they will continue, we believe our revised guidance for the full year is prudent based on the uncertain economic environment.”

The Company currently operates 180 BJ’s Wholesale clubs in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call Information for First Quarter Results

BJ’s plans to announce financial results for the first quarter ended May 2, 2009 on Wednesday May 20, 2009 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, on Wednesday, May 20, 2009, BJ’s management plans to hold a conference call to discuss the first quarter financial results and its outlook for the remainder of 2009. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/events.cfm. An archive of the webcast will be available for approximately ninety days.

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BJ’s Wholesale Club

May 7, 2009

Forward-Looking Statements

Statements contained in this press release that are not purely historical, including earnings guidance, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

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